Exhibit 77Q1(e) - Second Amendment to Investment Advisory Agreement between Registrant and PIC dated September 21, 2007, filed via EDGAR herewith.


                        SECOND AMENDMENT
                     TO AMENDED AND RESTATED
                  INVESTMENT ADVISORY AGREEMENT

      THIS AMENDMENT effective as of the 21st day of September, 2007 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, as Amended as of January 3, 2005 (the "Agreement") by and between Phoenix Series Fund, a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1.	All references to Phoenix Core Bond Fund, Phoenix-Goodwin
High Yield Fund (n/k/a Phoenix High Yield Fund) and
Phoenix-Goodwin Money Market Fund (n/k/a Phoenix Money
Market Fund) are hereby deleted from the Agreement.

2.	The name of the series known as Phoenix-Engemann Capital
Growth Fund has changed to Phoenix Capital Growth Fund and the name of the series known as Phoenix-Engemann Mid-Cap
Growth Fund has changed to Phoenix Mid-Cap Growth Fund.

3.	Schedule A to the Agreement is hereby deleted in its
entirety and Schedule A attached hereto is substituted in its place.

4.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

5.	This Amendment may be executed in one or more counterparts,
each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

PHOENIX SERIES FUND

By:  /s/ Francis G. Waltman
Name:  Francis G. Waltman
Title: Senior Vice President


PHOENIX INVESTMENT COUNSEL, INC.

By:   /s/ John H. Beers
Name:  John H. Beers
Title: Vice President and Clerk



                                SCHEDULE A


         SERIES                        INVESTMENT ADVISORY FEE

                                                $1+BILLION
                                FIRST $1        THROUGH $2         $2+
                                 BILLION         BILLION         BILLION

Phoenix Balanced Fund             0.55%           0.50%           0.45%
Phoenix Capital Growth Fund       0.70%           0.65%           0.60%


                                FIRST $500 MILLION        OVER $500 MILLION

Phoenix Mid-Cap Growth Fund          0.80%                      0.70%